Exhibit 99.1 Two Harbour Place 302 Knights Run Avenue Tampa, FL 33602 813-209-0600 800-922-4596 FOR FURTHER INFORMATION CONTACT: WALTER T. BROMFIELD (813) 209-0602 JUDITH M. CORTINA (610) 595-8055	NEWS RELEASE

MARITRANS REPORTS ANNUAL AND FOURTH QUARTER EARNINGS
AND DECLARES QUARTERLY DIVIDEND

     TAMPA, FL – February 15, 2005 – Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transport company, today announced its annual and fourth quarter financial results and declared its quarterly dividend.

     Net income for the quarter ended December 31, 2004 was $1.4 million, or $0.17 diluted earnings per share, on revenues of $40.0 million. This compares with net income of $3.2 million, or $0.38 diluted earnings per share, on revenues of $32.4 million for the quarter ended December 31, 2003. Results for the quarter ended December 31, 2003 included a bad debt reserve reversal, net of related taxes, equivalent to approximately $0.33 diluted earnings per share. Operating income for the quarter ended December 31, 2004 was $3.0 million compared to $1.1 million for the quarter ended December 31, 2003.

     The increase in operating income for the quarter ended December 31, 2004, was due to strength in both of the Company’s primary markets. High refinery utilization by Maritrans’ Delaware River refinery customers resulted in strong demand for the Company’s crude-oil lightering services. Additionally, Maritrans lightered incremental barrels for a customer who previously used chartered tonnage for their crude delivery requirements. Also, the Company earned higher average rates on vessels that it had in the clean product spot market. In the latter part of 2004 the Company took steps to increase the proportion of its fleet that was available to trade in the spot market.

     Net income for the year ended December 31, 2004 was $9.8 million, or $1.16 diluted earnings per share, on revenues of $149.7 million. Net income for the year ended December 31, 2004 included an income tax reserve reversal of $1.7 million during the third quarter of 2004, equivalent to $0.20 diluted earnings per share. For the year ended December 31, 2003, the Company reported net income of $18.7 million, or $2.22 diluted earnings per share, on revenues of $138.2 million. Net income for the year ended December 31, 2003 included the effect of a $7.7 million income tax reserve reversal, equivalent to $0.92 diluted earnings per share, in addition to a $4.5 million bad debt reserve reversal, net of related taxes, equivalent to $0.33 diluted earnings per share. Operating income for the year ended December 31, 2004 was $14.5 million compared to $14.8 million for the year ended December 31, 2003. Operating results in 2004 were affected by higher capital expenditures related to the Company’s double-hull rebuilding program as two vessels were out of service being rebuilt during the year and by weather related delays caused by three significant storms in the third quarter of 2004.

     On a Time Charter Equivalent (“TCE”) basis, a commonly used industry measure where direct voyage costs are deducted from revenue, TCE revenue was $30.4 million for the quarter ended December 31, 2004 compared to $27.2 million for the quarter ended December 31, 2003. TCE revenue was $119.5 million for the year ended December 31, 2004 compared to $114.5 million for the year ended December 31, 2003, an increase of $5.1 million or 4 percent. TCE revenue is a non-GAAP financial measure and a reconciliation of TCE revenue to revenue calculated in accordance with GAAP is attached.

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Maritrans Reports Annual and Fourth Quarter Earnings and Declares Quarterly Dividend
February 15, 2005

     During the fourth quarter, the Company experienced higher overall utilization than in the fourth quarter of 2003. Utilization for the fourth quarter of 2004 was 79.1% compared to 78.3% in the fourth quarter of 2003. Vessel utilization for the year ended December 31, 2004 was 80.7% compared to 84.2% for the year ended December 31, 2003. Operating expenses increased to $135.2 million in the year ended December 31, 2004 from $124.5 million in the year ended December 31, 2003 primarily because of increases in operations and general and administrative costs. Operations costs increased due to significantly higher fuel costs compared to 2003 and to higher port charges incurred with more West Cost moves. General and administrative costs increased as a result of additional litigation expenses, increased audit fees, primarily related to additional services necessary to comply with Section 404 of the Sarbanes-Oxley Act of 2002, increased shoreside headcount, employment related expenses and higher non-vessel related insurance premiums.

     Jonathan Whitworth, Chief Executive Officer of Maritrans, commented, “We are pleased to have provided operating earnings growth in the fourth quarter, during a time where we took significant steps to position the Company for enhanced industry leadership and renewed growth. Based on a comprehensive strategic review, conducted over a nine month period, we identified opportunities for stimulating earnings and fleet growth in both the near-term as well as in the long-term.  As a direct result of this effort, we refined our fleet deployment strategy, which enabled shareholders to benefit from a strong spot market. Simultaneously, we formulated and have begun to implement a strategic plan aimed at accelerating growth.”

FLEET AND MARKET REPORT

     Maritrans owns and operates a fleet of 15 units consisting of four oil tankers and 11 oceangoing married tug/barge units. While historically Maritrans has had a majority of its fleet deployed on contract business, in the third quarter of 2004 the Company made a decision to deploy more of its fleet in the spot market in an effort to take advantage of the higher spot rate environment. The Company intends to maintain a similar spot market exposure in 2005 to that of the fourth quarter of 2004.

      The stronger spot market in the fourth quarter of 2004 was driven primarily by the combination of increased demand for the Company’s transportation services and reduced supply of Jones Act vessels. During the fourth quarter, inventory level reductions, cold weather, reduced imports, increased activity on the West Coast and growth in the economy all increased demand for the Company’s services. In addition, two competitor Jones Act vessels in the 160,000 to 400,000 barrel size range either reached their OPA retirement dates or were scrapped in 2004.

     Mr. Whitworth added, “During 2004 we worked diligently to refine our fleet deployment strategy, aimed at achieving the optimal balance between spot and contract coverage. By acting quickly and decisively and deploying more of our fleet in the spot market, we were able to capitalize on a strong rate environment and improve our results in the second half of the year. The success we have had increasing the number of vessels in the spot market to 35% by the end of the fourth quarter has transformed Maritrans into the largest spot owner in the Jones Act trade in our vessel size range. In the fourth quarter, Maritrans’ vessels represented approximately 50% of the number of vessels operating in the U.S. spot market. As we move forward, we will continue to strive for an appropriate spot and contract mix in order to realize the full earnings potential of our fleet, while providing our shareholders with an appropriate level of earnings stability.”

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Maritrans Reports Annual and Fourth Quarter Earnings and Declares Quarterly Dividend
February 15, 2005

DOUBLE-HULL REBUILDING PROGRAM

     Since 1998, Maritrans has been actively engaged in a double-hull rebuilding program aimed at ensuring that the Company’s Jones Act fleet is compliant with the U.S. Oil Pollution Act of 1990 (“OPA”). Maritrans’ patented process enables the Company to convert its vessels for significantly less cost than building new vessels.

     During 2004, Maritrans continued to successfully implement its rebuilding program. In the third quarter of 2004, the M214 rejoined the Maritrans fleet. The M214 has been given the highest rating (CAP 1) by ABS Consulting, a leading independent global provider of Risk Management Services and a subsidiary of the American Bureau of Shipping. ABS’ Condition Assessment Program evaluates a vessel’s operation, machinery, maintenance, and structure using the ABS Safe Hull Criteria. The CAP 1 rating given to the M214 signifies that the rebuilt vessel is considered equivalent to a newly- built vessel. The Company has successfully rebuilt five of its original nine single-hull barges to double-hull structure. At the end of 2004, approximately 64% of the Company’s fleet capacity was double-hulled which compares favorably to the Jones Act fleet average of 45%.

     In the third quarter of 2004, the Company began rebuilding the OCEAN 193, which is expected to cost approximately $26million. The rebuild will include the insertion of a midbody which will increase its cargo-carrying capacity by approximately 30,000 barrels. The barge is expected to re-enter the fleet as the M209, in the second quarter of 2005. At that time the Company will have approximately 70% of its fleet’s capacity upgraded to a double-hull structure. Simultaneously, in the third quarter of 2004, refurbishment began on the tugboat ENTERPRISE which currently works with the M209. The refurbishment is expected to be completed in the first half of 2005, at a cost of approximately $4.5million. The Company intends to convert its remaining single-hull barges and continues to evaluate converting its two single-hull tank ships into double-hull vessels. Maritrans estimates that the total cost of its barge rebuilding program will exceed $200 million, of which $106 million had been spent through December 31, 2004

     Commenting on the Company’s growth plan, Mr. Whitworth stated, “Maritrans’ success in building an OPA 90 compliant fleet combined with its 77 years of maritime experience, strong customer relationships, leading market share in core businesses and commitment to operational excellence, provides the ideal platform for growth. Drawing upon this foundation, and our financial strength, we will actively explore opportunities to grow the Company while delivering strong results to shareholders, customers and employees.”

DIVIDEND

     Maritrans’ Board of Directors declared a quarterly dividend of $0.11 per share, payable on March 16, 2005, to shareholders of record on March 2, 2005. The ex-dividend date will be February 28, 2005.

CONFERENCE CALL INFORMATION

     Maritrans’ management will host a conference call on February 16, 2005, at 9:00 a.m. eastern time to discuss the Company’s annual and fourth quarter results. To access this call, please dial 888-855-5487. A replay of the call may be accessed by dialing 888-203-1112and providing the reservation number 4893815. The replay will be available from 12:00 p.m. eastern time on February 16, 2005, to 11:59 p.m. eastern time on February 23, 2005. The conference call will also be webcast live on Maritrans’ website, www.maritrans.com and will be available on the website through February 23, 2005.

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Maritrans Reports Annual and Fourth Quarter Earnings and Declares Quarterly Dividend
February 15, 2005

ABOUT MARITRANS

     Maritrans Inc. is a U.S. based company with a 77-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans owns and operates one of the largest fleets serving the U.S. coastwise trade. The fleet consists of four oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of approximately 3.6 million barrels, of which 64 percent of the total capacity is double-hulled. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.

SAFE HARBOR STATEMENT

     The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from those expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies' decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), the timing and success of our double-hull rebuilding program, demand for petroleum products, future spot market rates, demand for our services, levels of foreign imports, changes in interest rates, the effect of war or terrorist activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general. The Company is under no duty to update any of these forward-looking statements after the date of this release to conform such statements to actual results.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenue	$40,025	$32,380	$149,718	$138,205
Voyage Costs	9,599	5,202	30,175	23,721

Time Charter Equivalent	$30,426	$27,178	$119,543	$114,484

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Maritrans Reports Annual and Fourth Quarter Earnings and Declares Quarterly Dividend
February 15, 2005

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
($ Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenue	$40,025	$32,380	$149,718	$138,205
Operations expense
Operations	13,229	12,417	50,342	49,105
Voyage costs	9,599	5,202	30,175	23,721
Maintenance expense	5,091	6,256	20,761	22,361
General and administrative expense	3,265	2,188	11,709	8,552
Depreciation and amortization expense	5,872	5,263	22,193	20,758
Gain on sale of assets	—	—	—	(1,099)

Operating Income	2,969	1,054	14,538	14,807
Other Income	75	4,706	587	5,297
Interest Expense	(774)	(552)	(2,318)	(2,458)

Pre-tax income	2,270	5,208	12,807	17,646
Income Tax (Benefit) Provision	829	2,009	2,975	(1,089)

Net Income	$1,441	$3,199	$9,832	$18,735

Diluted Earnings Per Share	$0.17	$0.38	$1.16	$2.22
Diluted Shares Outstanding	8,500	8,424	8,444	8,427
Capital Expenditures	$8,635	$10,496	$33,391	$25,376

Utilization of Calendar days	79.1%	78.3%	80.7%	84.2%
Barrels carried (in millions)	45.1	43.2	175.8	180.0
Available days	1,175	1,179	4,854	4,953

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
($ Thousands)

	December 31, 2004	December 31, 2003*

Cash and cash equivalents	$6,347	$3,614
Other current assets	30,207	18,823
Net vessels and equipment	191,924	180,728
Other assets	3,305	11,770

Total assets	$231,783	$214,935

Current portion of debt	$3,756	$2,533
Total other current liabilities	19,002	16,864
Long-term debt	59,373	57,560
Deferred shipyard costs and other	21,244	19,750
Deferred income taxes	36,004	33,054
Stockholders’ equity	92,404	85,174

Total liabilities and stockholders’ equity	$231,783	$214,935

* The 2003 Balance Sheet information reflects reclassifications. See Footnote 1 “Organization and Significant Accounting Policies” to our financial statements filed with the Annual Report on Form 10-K filed with the SEC in February 2005.

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Maritrans Reports Annual and Fourth Quarter Earnings and Declares Quarterly Dividend
February 15, 2005

     UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
($ Thousands)

	Twelve Months Ended December 31,
	2004	2003

Cash flows from operating activities:
Net income	$9,832	$18,735
Depreciation and amortization	22,193	20,758
Other	(3,615)	(623)

Total adjustments to net income	18,578	20,135

Net cash provided by operating activities	28,410	38,870

Net cash used in investing activities	(25,111)	(23,062)

Net cash provided by (used in) financing activities	(566)	(12,433)

Net increase in cash and cash equivalents	2,733	3,375
Cash and cash equivalents at beginning of period	3,614	239

Cash and cash equivalents at end of period	$6,347	$3,614

REBUILDING SCHEDULE

Barges	Capacity in Barrels	Double-Hull	Double-Hull Redelivery Date	Married Tugboat	Horsepower

MARITRANS 400	380,000	YES	#	CONSTITUTION	11,000
MARITRANS 300	265,000	YES	#	LIBERTY	7,000
M 254	250,000	YES	2002	INTREPID	6,000
M 252	250,000	YES	2002	NAVIGATOR	6,000
M 244	245,000	YES	2000	SEAFARER	6,000
OCEAN 215	210,000	NO	+	FREEDOM	6,000
OCEAN 211	207,000	NO	+	INDEPENDENCE	6,000
OCEAN 210	207,000	NO	+	COLUMBIA	6,000
M 214ˆ	214,000	YES	2004	HONOUR	6,000
OCEAN 193ˆ	178,000	NO	EST. 2005	ENTERPRISE	6,000
M 192	175,000	YES	1998	VALOUR	6,000

Oil Tankers	Capacity in Barrels	Double-Hull

ALLEGIANCE	252,000	NO	+
PERSEVERANCE	252,000	NO	+
INTEGRITY	265,000	YES	#
DILIGENCE	265,000	YES	#

     # These vessels were originally built with double-hulls.

     ˆ Completion of the double-hull rebuild includes a 30,000 barrel mid-body insertion.

     + A decision to rebuild has not yet been made.

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